EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and between

THE KROGER CO.,

HORNET ACQUISITION, INC.

and

HARRIS TEETER SUPERMARKETS, INC.

DATED AS OF jULY 8, 2013

- i -

TABLE OF CONTENTS
(continued)

- ii -

TABLE OF CONTENTS
(continued)

- iii -

Schedule of Defined Terms

Defined Term	Section
Acceptable Confidentiality Agreement	5.6(g)
Acquisition Proposal	5.6(g)
Additional Privacy Requirements	3.23
Affiliate	3.6(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.6(a)
Antitrust Division	5.7(b)
Articles of Merger	1.3
Bankruptcy and Equity Exception	3.4(a)
Benefit Plan	8.9(d)
Book-Entry Shares	2.2(a)
Business Day	8.4(a)
Cancelled Shares	2.1(b)
Certificates	2.2(a)
Change of Recommendation	5.6(c)
Claim	5.10(a)
Closing	1.2
Closing Date	1.2
COBRA	3.12(c)
Code	2.2(b)
Company	Preamble
Company Articles	3.2(a)
Company Balance Sheet	3.6(b)
Company Benefit Plan	3.12(a)
Company Board	Recitals
Company Bylaws	3.2(d)
Company Common Stock	2.1(a)
Company Contingent Award	5.9(g)(i)
Company Disclosure Schedule	Article III
Company Intellectual Property	3.16
Company Material Adverse Effect	3.1
Company Material Contracts	3.14(a)
Company Permits	3.10(b)
Company Preferred Stock	3.2(a)
Company Recommendation	5.6(c)
Company Registered IP	3.16
Company Related Parties	7.3(b)
Company SEC Reports	3.6(a)
Company Severance Plan	5.9(b)
Company Shareholder Meeting	5.4
Company Stock Options	2.3(b)
Company Stock Plans	2.3(b)

- iv -

Defined Term	Section
Company Termination Fee	7.3(b)
Confidentiality Agreement	5.5(b)
Continuation Period	5.9(a)
Covered Employee	5.9(a)
Effective Time	1.3
End Date	7.1(b)
ERISA	3.12(a)
ERISA Affiliate	3.12(a)
Exchange Act	3.5
Exchange Fund	2.2(a)
Existing Credit Facilities	8.4(b)
Filed SEC Documents	Article III
Financing Source	8.9(d)
FTC	5.7(b)
GAAP	3.6(b)
Government Programs	3.24(a)
Governmental Entity	3.5
Healthcare Government Entity	3.23
Healthcare Laws	3.24(a)
Healthcare Permit	3.24(c)
HIPAA Commitments	3.23
HSR Act	3.5
HSR Clearance	5.7(b)
Indemnified Parties	5.10(a)
Injunction	6.1(b)
Insurance Amount	5.10(c)
IRS	3.11(c)
Key Employees	3.13(c)
knowledge	8.4(c)
Laws	3.10(a)
Leased Real Property	3.15(b)
Liens	3.15(a)
Material Adverse Effect on the Transaction	5.7(f)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Shareholder Approval	4.2(a)
NCBCA	1.1
Negotiation Period	5.6(c)
New Plans	5.9(c)
OIG	3.24(b)
Old Plans	5.9(c)
Option Consideration	2.3(c)
Owned Real Property	3.15(b)

- v -

Defined Term	Section
Parent	Preamble
Parent Award	5.9(g)(ii)
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	4.1
Parent Related Party	7.3(c)
Party	Preamble
Paying Agent	2.2(a)
Permitted Liens	3.15(a)
person	8.4(d)
Proxy Statement	3.6(c)
reasonable best efforts	5.7(f)
Regulation S-K	3.14(a)
Regulatory Termination Fee	7.3(c)
Representatives	5.6(a)
Requisite Shareholder Approval	3.4(a)
Restricted Share	2.3(a)
SEC	3.6(a)
Securities Act	3.5
Share	2.1(a)
Subsidiary	3.3(a)
Superior Proposal	5.6(g)
Surviving Corporation	1.1
Takeover Statutes	3.19(a)
Tax(es)	3.11(e)
Tax Return	3.11(f)
Transaction Documents	8.7(a)
Vacation Policy	5.9(d)

- vi -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of July 8, 2013 (this “Agreement”), by and between The Kroger Co., an Ohio corporation (“Parent”), Hornet Acquisition, Inc., a North Carolina corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Harris Teeter Supermarkets, Inc., a North Carolina corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and, together, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) unanimously has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) adopted this Agreement, (iii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (iv) resolved to recommend adoption of this Agreement by the shareholders of the Company;

WHEREAS, the boards of directors of Parent and Merger Sub have adopted and approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1              The Merger. Subject to the terms and conditions of this Agreement, in accordance with the North Carolina Business Corporation Act (the “NCBCA”), at the Effective Time Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of North Carolina. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

1.2              Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than the delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of McGuireWoods LLP, 201 N. Tryon Street, Charlotte, North Carolina 28202, unless another date, place or time is agreed to in writing by Parent and the Company.

1.3              Effective Time. The Merger shall become effective as set forth in the articles of merger that shall be filed with the North Carolina Secretary of State (the “Articles of Merger”) as promptly as practicable on the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the North Carolina Secretary of State or at such later time as is agreed to by Parent and the Company and set forth in the Articles of Merger (the “Effective Time”).

1.4              Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and Section 55-11-06 of the NCBCA.

1.5              Articles of Incorporation; Bylaws.

(a)    At the Effective Time, the Company Articles shall be amended so that they read in their entirety as set forth in Exhibit A, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended.

(b)   At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Company Bylaws shall be amended so that they read in their entirety as set forth in Exhibit B, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended.

1.6              Directors and Officers of the Surviving Corporation.

(a)    Each of the Parties shall take all necessary action to cause the directors of Merger Sub immediately before the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b)   The officers of Merger Sub immediately before the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

2.1              Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)    Conversion of Common Stock. Each share of common stock, no par value per share, of the Company issued and outstanding immediately before the Effective Time

(collectively, the “Company Common Stock” and, each, a “Share”), including all Restricted Shares, but excluding Shares to be cancelled pursuant to Section 2.1(b), shall be converted automatically into the right to receive $49.38 per Share in cash (the “Merger Consideration”), without interest. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of certificates that immediately before the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration pursuant to this Section 2.1(a) upon the surrender of such certificates in accordance with Section 2.2, without interest.

(b)   Parent- and Merger-Sub-Owned Shares. Each Share that is owned directly by Parent or Merger Sub immediately before the Effective Time (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c)    Conversion of Merger Sub Common Stock. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)   Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and before the Effective Time.

2.2              Exchange of Certificates.

(a)    Paying Agent. At or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company, LLC (or, if American Stock Transfer & Trust Company, LLC is unavailable, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder) (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately before the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately before the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or noncertificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”).

(b)   Payment Procedures.

(i)                  As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii)                Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(iii)               Each of the Paying Agent, the Company, Parent, Merger Sub and their respective Subsidiaries or agents, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (A) shall be remitted by the applicable entity to the appropriate Governmental Entity within the period required under applicable Law and (B) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

(c)    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, the holder of Certificates shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d)   Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)    No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)     Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g)    Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration, without any interest thereon.

2.3              Company Stock Plans.

(a)    Immediately before the Effective Time, each share of Company Common Stock granted subject to time-based, performance or other vesting or lapse restrictions pursuant to any Company Stock Plan (as defined in Section 2.3(b)) (each, a “Restricted Share”), that is outstanding and subject to such restrictions immediately before the Effective Time shall automatically vest and any performance conditions shall be deemed to have been satisfied in full such that the recipient shall be entitled to 100% of the shares of Company Common Stock subject to such performance share award, and the Company’s reacquisition right with respect to each Restricted Share shall lapse, and the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share.

(b)    The Company shall take such action as shall be required:

(i)                  to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately before the Effective Time; and

(ii)                to cause each outstanding Company Stock Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3 and subject to Section 2.2(b)(iii), a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, Parent, the Surviving Corporation or any other person or any other consideration.

(c)   Each holder of a Company Stock Option cancelled pursuant to Section 2.3(b)(ii) shall receive from Parent or the Surviving Corporation, in respect and in consideration of each such Company Stock Option, as soon as practicable following the Effective Time (but in any event not later than three Business Days), an amount (net of applicable Taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per Share over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of Shares subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(d)    Following the execution of this Agreement, (i) if and as required by the Company Stock Plans, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options and (ii) the Company shall take all actions necessary or appropriate to terminate the Company Stock Plans as of the Effective Time (including any necessary or appropriate action of the Company Board). Parent shall, or shall cause the Surviving Corporation to, at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) or (B) disclosed in any Company SEC Report (as hereinafter defined) filed with, or furnished to, the SEC on or after December 1, 2010 and before the date hereof (the “Filed SEC Documents”), other than disclosures in such Filed SEC Documents contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosures in the Filed SEC Documents that are forward-looking in nature:

3.1              Organization; Standing; Power. The Company is a corporation duly organized and validly existing under the Laws of the State of North Carolina, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing (where applicable as a legal concept) as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that would not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) materially impairs, or prevents or materially delays, the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (a) only, the determination of a Company Material Adverse Effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact: (i) those generally affecting the industry of the Company, or the economy or the financial or securities markets of the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general (provided, that such events, changes, circumstances, occurrences, effects and states of fact do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole); (ii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism; (iii) changes or proposed changes in Law or GAAP, (provided, that such changes or proposed changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole); (iv) any change, in and of itself, in the market price or trading volume of any securities of the Company, or any change of or failure to meet, in and of itself, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its Subsidiaries for any period (it being understood that the underlying causes of such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred); (v) any hurricane, tropical storm, flood, forest fire, earthquake or other similar natural disaster; (vi) the execution, announcement, performance and existence of this Agreement, including any actual or potential loss or impairment after the date hereof of any Contract as a result thereof; (vii) any action taken or not taken by the Company at the written request of Parent; and (viii) any action taken by Parent, Merger Sub or any of their Affiliates.

3.2              Capitalization.

(a)    The authorized capital stock of the Company consists of 80,000,000 shares, consisting of 75,000,000 shares of Company Common Stock and the following series of preferred stock (“Company Preferred Stock”), 4,000,000 shares of Non-cumulative, Voting $0.56 Convertible Preference Stock, no par value per share, and 1,000,000 shares of additional preferred stock, no par value per share, of which 600,000 shares have been designated as Series A Junior Participating Additional Preferred Stock. The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Restated Articles of Incorporation dated as of December 14, 2000 (the “Company Articles”). As of the close of business on the date hereof, (i) 49,457,357 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding.

(b)   Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the close of business on the date hereof, of (i) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant and (ii) all outstanding Restricted Shares, indicating with respect to such Restricted Shares the name of the holder thereof and the number of Restricted Shares held thereby. The Company has made available to Parent complete and accurate copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Stock Options and the forms of all agreements pursuant to which the currently outstanding Restricted Shares were awarded.

(c)    Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of, or other voting interests in, the Company or any security exchangeable into or exercisable for such equity securities issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, shares of capital stock or other equity interests of, or voting interests in, the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests or voting rights, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any other outstanding equity compensation arrangements relating to the capital stock of the Company. Neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.

(d)   All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, the Company Articles or the Company’s Amended and Restated Bylaws dated August 16, 2012 (the “Company Bylaws”) or any agreement to which the Company is a party or is otherwise bound.

(e)     There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company for any such purpose other than as provided in award agreements relating to Company Stock Options or Restricted Shares as they relate to using shares of Company Common Stock to pay withholding of income Taxes at the minimum statutory levels.

(f)    As of the date of this Agreement, there was no outstanding indebtedness for borrowed money of the Company or its Subsidiaries other than as reflected in the Company Balance Sheet or incurred in the ordinary course of business consistent in all material respects with past practice after the date of the Company Balance Sheet.

3.3              Subsidiaries.

(a)    Section 3.3(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Party, any corporation, partnership, trust, limited liability company or other noncorporate business enterprise in which such Party (or another Subsidiary of such Party) holds stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity.

(b)   Each Subsidiary of the Company is duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its organization, has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing (where applicable as a legal concept) as a foreign company in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that would not be reasonably expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There is no outstanding equity compensation with respect to any Subsidiary of the

Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c)   The Company does not control, directly or indirectly, or have any material direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company, other than as set forth on Section 3.3(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has any funding commitment with respect to any of the entities or investments described in Section 3.3(c) of the Company Disclosure Schedule except as set forth in the governing documents for such entities or investments, all of which have been made available to Parent.

3.4              Authority; No Violation.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the affirmative vote of the holders of the majority of the outstanding shares of Company Common Stock entitled to vote at such meeting (the “Requisite Shareholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously adopted by the Company Board. The Company Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, has passed resolutions adopting this Agreement and the transactions contemplated hereby, has directed that the Agreement be submitted to the Company’s shareholders for consideration at a duly held meeting of such shareholders and has recommended that the Company’s shareholders vote in favor of the approval of this Agreement and the transactions contemplated hereby. Except for the Requisite Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity whether applied in a court of law or a court of equity (the “Bankruptcy and Equity Exception”)).

(b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the Requisite Shareholder Approval and the consents, approvals and filings referred to in Section 3.5 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract, except, in the case of clause (B) of this Section 3.4(b), as set forth on Section 3.4(b) of the Company Disclosure Schedule and except for any such conflicts or violations that would not be reasonably expected to have a Company Material Adverse Effect. Section 3.4(b) of the Company Disclosure Schedule identifies all leases for real property to which the Company or any of its Subsidiaries is a party for which consent of the landlord is required in connection with the Merger and that are material to the Company’s business.

3.5              Consents and Approvals.No consents or approvals of or filings or registrations with any federal, state or foreign court, arbitrational tribunal, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) are necessary in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for (a) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other antitrust Law, (b) the filing of the Articles of Merger with the North Carolina Secretary of State pursuant to the NCBCA, (c) filings required under, and compliance with the requirements of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (d) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws or the rules and regulations of the New York Stock Exchange and (e) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, would not be reasonably expected to have a Company Material Adverse Effect.

3.6              SEC Filings; Financial Statements; Information Provided.

(a)    The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since November 30, 2010. All such registration statements, forms, reports and other documents filed after such date (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and the Company since November 30, 2010 that is not available on the SEC’s Electronic Data Gathering and Retrieval database. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b)   Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference or to be contained or incorporated by reference in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated, audited balance sheet of the Company as of October 2, 2012 is referred to herein as the “Company Balance Sheet.”

(c)    The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the shareholders of the Company in connection with the Company Shareholder Meeting (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to shareholders of the Company or on any other date of filing with the SEC, or at the time of the Company Shareholder Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting that has become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. If at any time before the Company Shareholder Meeting any fact or event relating to the Company or any of its Affiliates that should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should, to the Company’s knowledge, occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event. For purposes of this Agreement, the term “Affiliate” when used with respect to any party means any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(d)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed by the Company, including its Subsidiaries, in the reports that it files or submits under the Exchange Act, is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. Since November 30, 2011, subject to any applicable grace periods, the Company and each of its officers and directors have been in compliance in all material respects with (i) the applicable listing and other rules and regulations of the New York Stock Exchange and (ii) the applicable provisions of Sarbanes-Oxley Act of 2002, as amended and including the rules and regulations promulgated thereunder.

3.7              No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s financial statements as of and for the period ended October 2, 2012 (as amended or restated, if applicable) or the notes thereto included in the Company’s annual report on Form 10‑K filed with the SEC on November 21, 2012, (b) as reflected or reserved against in the Company’s financial statements (as amended or restated, if applicable) as of and for the period ended January 1, 2013 or the notes thereto included in the Company’s quarterly report on Form 10-Q filed with the SEC on February 7, 2013 or as of and for the period ended April 2, 2013 or the notes thereto included in the Company’s quarterly report on Form 10-Q filed with the SEC on May 8, 2013, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements, (d) for liabilities incurred on behalf of the Company or any Subsidiary in connection with this Agreement and (e) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8              Absence of Certain Changes or Events.

(a)    Except as set forth in the Company SEC Reports, since October 2, 2012, no event has occurred that has had or is reasonably expected to have, either individually or in the aggregate with all other events, a Company Material Adverse Effect.

(b)   Since October 2, 2012 through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

3.9              Legal Proceedings.

(a)    Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect, or, as of the date hereof, that would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)   There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that would be reasonably expected to have a Company Material Adverse Effect.

3.10          Compliance with Laws.

(a)    The Company and each of its Subsidiaries are, and have been since November 30, 2010, in compliance with, not in violation of, and have not received any written notice alleging any violation with respect to, any state or federal statutes, laws, common laws, ordinances, codes, rules, orders, judgments, Injunctions, rulings, opinions, writs, decrees, decisions, determinations, directives, regulations, governmental guidelines or interpretations having the force of law, permits, licenses, franchises, regulations, decrees and orders of Governmental Entities (collectively, “Laws”) with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that would (i) not reasonably be expected to have a Company Material Adverse Effect or (ii) as of the date hereof, prevent or materially impair or delay the consummation of the Merger.

(b)    Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, registrations, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.11              Tax Matters.

(a)    Each of the Company and its Subsidiaries (i) has duly and timely filed (including all applicable extensions) all income Tax Returns and all other material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), (ii) has paid or caused to be paid all Taxes shown thereon as arising and due and (iii) has duly paid or made provision in accordance with GAAP for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent, that have not been finally determined or that are being contested in good faith and for which no provision or reserve is required in accordance with GAAP.

(b)   The Company and its Subsidiaries have given or otherwise made available to Parent true, correct and complete copies of all material income Tax Returns for the Company’s fiscal years ended September 27, 2009, October 3, 2010 and October 2, 2011 and a true, correct and complete copy of the U.S. federal income Tax Return for the Company’s fiscal year ended October 2, 2012. The Company and its Subsidiaries have complied in all material respects with all applicable information reporting and withholding requirements with respect to Taxes (including withholding of Taxes in connection with material amounts paid or owing to any employee, former employee or independent contractor).

(c)    Except as disclosed on Section 3.11(c) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are not currently under examination or audit by the Internal Revenue Service (“IRS”), (ii) there are no material disputes pending, or claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP, (iii) there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes, and (iv) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, -allocation or -indemnification agreement or arrangement, excluding any such agreement or arrangement (x) exclusively between or among the Company and its Subsidiaries, (y) entered into in the ordinary course of business and the principal subject of which is not Taxes or liability for Taxes or (z) where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification.

(d)    Except for Permitted Liens, there are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries. Within the past five years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Except as disclosed on Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is required to include in income for a taxable period beginning after the Closing Date any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS with respect to taxable periods beginning after the Closing Date, and no pending request for permission to change any accounting method has been submitted to the IRS by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(e)     As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

(f)    As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

3.12              Employee Benefit Matters.

(a)    Section 3.12(a) (Company Benefit Plans) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), as well as each employee or director benefit or compensation plan, arrangement or agreement and each employment, consulting, bonus, incentive or deferred compensation, vacation, equity-based, severance, termination, retention, change-in-control, profit-sharing, material fringe benefit, health, welfare, death or disability benefit plan, program, agreement or arrangement for the benefit of any current, former or retired employee, service provider or director of the Company or any of its Subsidiaries entered into, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute or has any liability (such plans, programs, agreements, arrangements and commitments, collectively, the “Company Benefit Plans”). Other than the Company’s Subsidiaries, there are no other entities that together with the Company would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each such entity, an “ERISA Affiliate”).

(b)    With respect to each Company Benefit Plan, the Company has made available to Parent and Merger Sub true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan; (ii) any summary plan description and summaries of material modification; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the most recent actuarial report and financial statements, if any are required by applicable Law; (vi) with respect to any Company Benefit Plan intended to be “qualified” under Section 401(a) of the Code, the most recent determination letter from the IRS; (vii) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; and (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Company Benefit Plan.

(c)   With respect to each Company Benefit Plan, except as would not be reasonably expected to have a Company Material Adverse Effect and except as set forth on Section 3.12(c) of the Company Disclosure Schedule:

(i)                  each Company Benefit Plan is being and has been administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and in all material respects in accordance with its governing documents;

(ii)                no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to the Company’s knowledge, is anticipated against any of the Company Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company (including any Subsidiary thereof), any director, officer or employee thereof, or any of the assets of any trust of any of the Company Benefit Plans;

(iii)               all contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates under applicable Law and the terms of such Company Benefit Plan; and

(iv)              all obligations of the Company, each Subsidiary and ERISA Affiliate and each fiduciary under each Company Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state Law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects.

(d)    Each Company Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter from the IRS to such effect and to the knowledge of the Company no condition exists that could reasonably be expected to result in the revocation of any such letter.

(e)     No Company Benefit Plan that is subject to Title IV of ERISA and the minimum funding standards of Section 412 of the Code or Section 302 of ERISA has failed to meet such minimum funding standards or otherwise failed to materially comply with Section 412 of the Code or Section 302 of ERISA. The Company has not incurred any material liability to the Pension Benefit Guaranty Corporation (other than Pension Benefit Guaranty Corporation premiums, which have been paid when due) or otherwise under Title IV of ERISA or under the Code that has not been satisfied in full.

(f)    No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has within the last six years (i) contributed to or had an obligation to contribute to any multiemployer plan or (ii) incurred any withdrawal liability from any multiemployer plan. Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, the fair market value of the assets held under each Company Benefit Plan that is subject to Title IV of ERISA is sufficient so as to permit a “standard termination” of each such plan under Section 4041(b) of ERISA without the need to make any additional contributions to such plan.  With respect to each Company Benefit Plan subject to Title IV of ERISA, the adjusted funding target attainment percentage (within the meaning of Section 436 of the Code) for the plan year of the plan that includes the date of this Agreement, as certified by the plan’s actuary, is not less than 80%.

(g)    Except with respect to the Company Benefit Plans set forth on Section 3.12(g) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of the Company or any of its Subsidiaries or ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to any excise tax imposed under Section 4999 of the Code.

(h)      Except as would not be reasonably expected to have a Company Material Adverse Effect, neither the Company, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the knowledge of the Company, any trustee or administrator of any Company Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any material tax or penalty under Section 4975 of the Code or Section 406 of ERISA.

(i)     Except as would not be reasonably expected to have a Company Material Adverse Effect and except as set forth on Section 3.12(i) of the Company Disclosure Schedule, no payment made or to be made in respect of any employee or former employee of the Company or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(j)   Except as would not be reasonably expected to have a Company Material Adverse Effect, (i) no Company Benefit Plan that provides deferred compensation subject to Section 409A of the Code has failed to either comply with the requirements of Sections 409A(a)(2), (3), or (4) of the Code or be operated in accordance with such requirements for the entire period; (ii) no Company Benefit Plan has been funded in a manner described in Section 409A(b) of the Code; and (iii) no Company Benefit Plan provides for the gross-up of any person with respect to any failure to comply with Section 409A of the Code.

(k)      Except as disclosed in Section 3.12(k) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

3.13          Labor Matters.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and have been since October 3, 2010, in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. Since October 3, 2010, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any material labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees that would be reasonably expected to have a Company Material Adverse Effect.

(b)   As of the date hereof no employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. As of the date hereof, to the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. As of the date hereof, except as would not reasonably be expected to have a Company Material Adverse Effect, there are no (i) material unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of the Company, no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c)    The Company has posted to the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement a true, complete and correct list of the following information for each employee of the Company and each of its Subsidiaries with the title vice president or above (collectively, the “Key Employees”) as of the Business Day immediately preceding the date hereof: name; employing entity; job title; primary work location; current compensation rate; target or expected bonus; and the Company’s or its Subsidiary’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime Laws.

3.14          Contracts.

(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (i) in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended October 2, 2012, more than $5,000,000 to any vendor for merchandise resold by the Company and its Subsidiaries, (ii) that is a services agreement, equipment lease, logistics agreement, information technology agreement, agreement related to software or intellectual property license (other than any architectural or construction-related contract) in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended October 2, 2012, more than $2,000,000 to any person, (iii) any pharmacy-related agreements, including, without limitation, procurement agreements, rebate agreements and network pharmacy service agreements, in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended October 2, 2012, more than $1,000,000 to any person, (iv) related to indebtedness for borrowed money owed by the Company or any of its Subsidiaries having an outstanding amount in excess of $2,500,000 individually, other than any such indebtedness between or among any of the Company and any of its Subsidiaries, (v) that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world, (vi) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC (“Regulation S-K”)) with respect to the Company and its Subsidiaries, (vii) that is an employment or consulting agreement with any executive officer or other employee of the Company or any of its Subsidiaries or member of the Company Board earning an annual salary from the Company or any of its Subsidiaries in excess of $100,000, (viii) that is a joint venture, partnership, limited liability company or other similar agreement or arrangement in which the Company or any of its Subsidiaries is still a member, partner or shareholder in connection with which the Company or any of its Subsidiaries has a recorded balance (on a GAAP basis) of more than $1,000,000 or (ix) that involves the acquisition from another person or disposition to another person (other than acquisitions or dispositions of inventory, merchandise, products, services, properties and other assets in the ordinary course of business), of assets or capital stock or other equity interests for aggregate consideration under such contract (or series of related contracts) in excess of $1,000,000, in the case of clauses (i) through (ix), other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries (collectively, the “Company Material Contracts”). The Company has made available to Parent and Merger Sub a complete and accurate copy of each Company Material Contract.

(b)   Each Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, any counterparty thereto, and is in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, which violation or default would reasonably be expected to result in a Company Material Adverse Effect.

(c)    Except for any conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 3.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Company Material Contract.

(d)   Neither the Company nor any of its Subsidiaries has entered into any transaction after November 30, 2011 that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.15          Real Property.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets, free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances (collectively, “Liens”), other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (“Permitted Liens”).

(b)   Section 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and all property leased for the benefit of the Company or any of its Subsidiaries (the “Leased Real Property”), identifying the use(s) of each such property. Except as has not had and would not reasonably be expect to have, individually or in the aggregate, a Company

Material Adverse Effect, each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor has any event occurred that, with notice or lapse of time or both, would constitute a material default thereunder by the Company, any of its Subsidiaries or any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

3.16              Intellectual Property. Section 3.16 of the Company Disclosure Schedule sets forth a true and complete list of all material registered trademarks and service marks and other material intellectual property that is the subject of any registration or filing with any Governmental Entity, and all pending applications with respect to any of the foregoing, that are owned by the Company or any of its Subsidiaries and used by the Company or any of its Subsidiaries in the conduct of their businesses as currently conducted (“Company Registered IP”). Each item of Company Registered IP is owned exclusively by the Company or one of its Subsidiaries, free and clear of all Liens except for Permitted Liens, subsisting, unexpired and, to the knowledge of the Company, valid and enforceable, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Subject to the knowledge-qualified, noninfringement representation in clause (b) below with respect to third-party patents, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets and other intellectual property of any kind (whether registered or unregistered) used in their businesses as currently conducted and that are material to the businesses of the Company and its Subsidiaries taken as a whole as currently conducted (collectively, the “Company Intellectual Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the intellectual property rights of any person or challenging the validity, enforceability or ownership of any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries or the right to use to any other Company Intellectual Property; (b) the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights (other than patents) and, to the knowledge of the Company, any patents of any person; (c) there are no pending claims made by the Company or any of its Subsidiaries alleging infringement, misappropriation or other violation by others of the Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries; (d) to the knowledge of the Company, no person is infringing, misappropriating or diluting any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries; (e) the consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any person to terminate or modify any of the Company’s or any Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any person, or any person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property; and (f) no Company Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment or decree restricting or limiting the use, exploitation or licensing thereof by the Company or any of its Subsidiaries.

3.17              Environmental Matters. Except as would not be reasonably expected to have a Company Material Adverse Effect, there are no material legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing.

3.18              Insurance. The Company and its Subsidiaries maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not be reasonably expected to have a Company Material Adverse Effect, all such material insurance policies are in full force and effect, and, since the most recent renewal date, no notice of cancellation or modification has been received.

3.19              State Takeover Laws; No Rights Plan.

(a)    The Company Board has rendered inapplicable to this Agreement and the transactions contemplated hereby Sections 55-9 and 55-9A of the NCBCA and, to the Company’s knowledge, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (any such Laws, “Takeover Statutes”).

(b)   There is no shareholder rights plan, “poison pill” antitakeover plan or other similar agreement or plan in effect to which the Company is a party or is otherwise bound.

3.20              Broker’s Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.20 of the Company Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Parent and Merger Sub.

3.21              Opinion of Financial Advisor. The Company Board has received an opinion from JP Morgan Chase & Co. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

3.22              Certain Business Practices. To the Company’s knowledge, neither the Company nor any of its Subsidiaries, nor any director or officer of the Company or any of its Subsidiaries acting for or on behalf of the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment where, in the case of clause (a), (b), (c) or (d), such payment or action would be reasonably expected to have a Company Material Adverse Effect.

3.23              HIPAA. Except as would not be reasonably expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in, and at all times since November 30, 2010 have been in, compliance with the applicable obligations as a Covered Entity with respect to its “Health Plan” and the pharmacies it operates, and as a “Business Associate” where applicable (as such capitalized terms are defined in the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and the regulations promulgated under these statutes, including without limitation, the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) (collectively, “HIPAA”)). With respect to any applicable data privacy or security requirements under HIPAA (collectively, the “HIPAA Commitments”), or any other privacy or security requirements imposed by federal or state Law on the data held, collected, used or disclosed by the Company or any of its Affiliates, including, without limitation, state data breach notification Laws and state consumer protection Laws

(collectively, the “Additional Privacy Requirements”), except as would not be reasonably expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is in material compliance with the HIPAA Commitments and the Additional Privacy Requirements; (ii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments or the Additional Privacy Requirements; and (iii) neither the Company nor any of its Subsidiaries has received (A) any written inquiry from, or is under investigation by, any federal, state, municipal, national or other government, governmental department, board, bureau, or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, including, without limitation, HHS, the Centers for Medicare and Medicaid Services, the DEA, and state board of pharmacies (each, a “Healthcare Government Entity”) regarding the Company’s compliance with the HIPAA Commitments or the Additional Privacy Requirements or (B) written notice from any party with whom they have a Business Associate Contract (as such term is defined under HIPAA) of any allegation that they have been, in material breach of any of the Business Associate Contracts to which they are parties. Except as would not be reasonably expected to have a Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Subsidiary has, since November 30, 2010 engaged in an activity that would trigger a reporting requirement under any HIPAA Commitments or the Additional Privacy Requirements. To the Knowledge of the Company, neither the Company nor any Subsidiary has, since November 30, 2010, suffered any unauthorized acquisition, access, use or disclosure of any patient health information that, individually or in the aggregate, is a material violation of the HIPAA Commitments or the Additional Privacy Requirements, except as would not be reasonably expected to have a Company Material Adverse Effect.

3.24              Compliance with Healthcare Laws.

(a)    Except as would not be reasonably expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is conducting and has since November 30, 2010, conducted its business and operations in compliance in all material respects with, and neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees has engaged in any activities that would constitute a violation of applicable Law of any federal, state, or local Healthcare Government Entity with respect to regulatory matters relating to the operation of pharmacies, the sale and dispensing of pharmaceuticals and controlled substances, and the provision, administration, and/or payment for pharmacy products or services (collectively, “Healthcare Laws”), including, to the extent applicable: (i) any state licensure, credentialing, accreditation or certification requirement, including those limiting the scope of activities of persons acting without such license, credential, accreditation or certification; (ii) any billing, coding, coverage or reimbursement rules and regulations applicable to the services provided by the Company or any of its Subsidiaries; (iii) any rules and regulations imposed on the claims made or promotional or marketing efforts undertaken in connection with the services provided by the Company or any of its Subsidiaries, including any such rules and regulations applicable to the advertising of such services; (iv) rules and regulations governing the operation and administration of Medicare, Medicaid, Tricare, or any other federal health care programs (as defined in the Social Security Act) and any other state health care program (collectively, “Government Programs”); (v) all federal and state fraud and abuse Laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-

7b(b)), the Ethics in Patient Referral Act (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §3729 et seq.), the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7, and regulations promulgated thereunder, and state anti-kickback, self-referral and false claims laws; (vi) any Laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued, (vii) any state Law provisions prohibiting insurance fraud; (viii) any state corporate practice of medicine and fee-splitting Laws; (ix) rules and regulations of the U.S. Food and Drug Administration, (x) the Federal Controlled Substances Act; and (xi) the terms and conditions of any Healthcare Permit.

(b)    Except as would not be reasonably expected to have a Company Material Adverse Effect, since November 30, 2010, (i) neither the Company nor any of its Subsidiaries has received any written notice or communication from any Healthcare Government Entity alleging material noncompliance with any Healthcare Laws or any Healthcare Permit; (ii) there has not been, and there is no, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, audit, search warrant, subpoena, civil investigative demand, notice, demand letter, warning letter, contact letter, proceeding, request for information by or from any enforcement agency related to material noncompliance with any Healthcare Laws or any Healthcare Permit pending against the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has any material liability (whether actual or contingent) for failure to comply with any Healthcare Laws; (iv) there has not been any violation of any Healthcare Laws by the Company or any of its Subsidiaries in its submissions or reports to any Healthcare Government Entity that would reasonably be expected to require investigation, corrective action or enforcement action; (v) neither the Company nor any of its Subsidiaries nor any of their respective officers or directors (A) has been convicted in the past three years of any criminal offense primarily relating to the delivery of an item or service under any Government Program; (B) has been debarred, excluded or suspended from or otherwise rendered ineligible for participation in any Government Program or procurement or non-procurement program nor has any such debarment, exclusion or suspension been threatened in writing or pending; (C) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; or (D) is currently on the “list of Excluded Individuals/Entities” on the website of the United States Health and Human Services Office of Inspector General (http://oig.hhs.gov/fraud/exclusions.html) or on the “List of Parties Excluded from Federal Procurement and Nonprocurement Programs” on the website of the United States General Services Administration (http://www.arnet.gov/epls/); (vi) neither the Company nor any of its Subsidiaries has been a defendant in any qui tam/False Claims Act litigation; (vii) neither the Company nor any of its Subsidiaries have any reporting obligations pursuant to any written settlement agreement or any other written compliance programs, plans, or agreements entered into with any Governmental Entity or are a party to a corporate integrity agreement with the U.S. Department of Health and Human Services Office of Inspector General (“OIG”) or any similar written agreement with a Healthcare Government Entity; and (viii) the Company and each of its Subsidiaries has maintained all records required to be in material compliance under any Healthcare Laws. For purposes of this Section, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the OIG.

(c)   Except as would not be reasonably expected to have a Company Material Adverse Effect, the Company and each Subsidiary, to the extent applicable, has obtained permits, certificates, rights, licenses, approvals, accreditations, qualifications, certifications, and other authorizations required by Healthcare Laws or any Healthcare Government Entity with respect to any Healthcare Laws (“Healthcare Permit”), and has made all material declarations and filings required under any Healthcare Law or Healthcare Permit with, all applicable Governmental Authorities, accreditation organizations, and all self-regulatory authorities to engage, respectively, in the management and/or operation of each Pharmacy. Except as would not be reasonably expected to have a Company Material Adverse Effect, (i) each material Healthcare Permit issued to the Company and each Subsidiary is valid and in full force and effect, (ii) the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such Healthcare Permits and (iii) all such Health Care Permits are currently in effect, valid and in good standing, and, since November 30, 2010, have not been subject to suspension, revocation, forfeiture or material restriction. Except as would not be reasonably expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries have received notice from any Healthcare Government Entity or issuer of any Healthcare Permit with respect to the revocation, suspension, restriction, limitation or termination of any material Healthcare Permit nor is any such action pending or, to the Knowledge of the Company, threatened.

3.25              No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company, except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Parent Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), as follows:

4.1              Corporate Organization, Qualification, Subsidiaries, Etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate or company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing (where applicable as a legal concept) as a foreign corporation or company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any change, event, circumstance or development, in each case that, individually or in the aggregate, is materially adverse with respect to, or would be reasonably expected to have, any material adverse effect on, the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or timely perform any of their other respective obligations hereunder. Parent has made available to the Company before the date of this Agreement a true, complete and correct copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

4.2              Authority; No Violation.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by Parent in its capacity as the sole shareholder of Merger Sub (the “Merger Sub Shareholder Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly adopted and authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject only to the required receipt of Merger Sub Shareholder Approval. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)   The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation or bylaws or other equivalent organizational documents of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Merger Sub Shareholder Approval and compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 4.2(c), conflict with or violate any Law or order applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not reasonably be expected to have a Parent Material Adverse Effect.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of Parent are listed for trading is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the premerger notification requirements under the HSR Act or any other antitrust Law, (ii) the filing of the Articles of Merger with the North Carolina Secretary of State and (iii) filings required under, and compliance with the requirements of, the Securities Act and the Exchange Act.

(d)    No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

4.3              Legal Proceedings. As of the date hereof, there is no claim, action, proceeding, or investigation pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub, any of their respective Affiliates or any of their respective properties or assets, at law or in equity, and there are no orders by or before any Governmental Entity, in each case that, individually or in the aggregate, would reasonably expected to have a Parent Material Adverse Effect. As of the date hereof, there is no judgment outstanding against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

4.4              Proxy Statement; Other Information. The information to be supplied by or on behalf of Parent and its Affiliates for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholder Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting that has become false or misleading. If at any time before the Company Shareholder Meeting any fact or event relating to Parent or any of its Affiliates that should be set forth in an amendment or supplement to the Proxy Statement should be discovered by Parent or should, to the knowledge of Parent, occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.5              Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6              Available Funds. Parent will have at the Closing funds sufficient to (a) pay the Merger Consideration, (b) pay any and all fees and expenses required to be paid by Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement and (c) satisfy all of the other payment obligations of Parent and/or Merger Sub contemplated hereunder. In no event shall the receipt or availability of any funds or financing by Parent, Merger Sub or any of their Affiliates or any other financing transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

4.7              Agreements with Company Shareholders, Directors, Officers and Employees. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any contract or agreement, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any holder of the Company’s capital stock or any director, officer or employee of the Company or any of its Subsidiaries that in any way relates to this Agreement, the transactions contemplated by this Agreement or the post-closing operation of the Surviving Corporation.

4.8              Parent Ownership of Company Securities. As of the date of this Agreement, Parent and its Subsidiaries do not beneficially own (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

4.9              Broker’s Fees. Neither Parent nor any Subsidiary of Parent nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.9 of the Parent Disclosure Schedule.

4.10              Access to Information; Disclaimer. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had (i) reasonable access to the books and records of the Company and its Subsidiaries and (ii) full access to the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties, including any implied warranties, are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its shareholders, Affiliates or Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its shareholders, Affiliates or Representatives with respect thereto, other than fraud in connection therewith.

ARTICLE V
COVENANTS AND AGREEMENTS

5.1              Conduct of the Company’s Business Before the Effective Time.

(a)    From and after the date hereof and before the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed); (iii) as may be expressly required or expressly permitted by this Agreement (as qualified by the Company Disclosure Schedule) or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and the Company shall use all commercially reasonable efforts to (A) keep available the services of its current Key Employees (which shall not include any obligation to grant any increase in compensation or benefits or enter into any retention agreement), (B) maintain satisfactory relationships with its lenders and material suppliers, and others having material business relationships with it and (C) maintain in effect the material insurance policies of the Company and its Subsidiaries as in effect on the date hereof in the ordinary course of business consistent with past practice.

(b)   Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior written consent of Parent, the Company:

(i)                  shall not, and shall not permit any of its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), other than (A) regular quarterly cash dividends or distributions authorized by the Company Board before the date hereof or in the ordinary course of business consistent with past practice, not exceeding $0.15 per Share as appropriately adjusted in the event of any stock split, reverse stock split, stock dividend, reclassification or similar transaction or (B) dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(ii)                shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii)               except as required by applicable Law, existing written agreements or the Company Benefit Plans, as in the ordinary course of business consistent with past practice or as set forth on Section 5.1(b)(iii) of the Company Disclosure

Schedule, shall not, and shall not permit any of its Subsidiaries to (A) materially increase the compensation or other benefits payable or provided to its employees, or directors, (B) enter into any employment, change-of-control or severance agreement with any employee or other service provider of the Company or any of its Subsidiaries or (C) establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as otherwise permitted pursuant to clauses (A) and (B) of this Section 5.1(b)(iii);

(iv)                shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing, lending or investment arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

(v)              shall not, and shall not permit any of its Subsidiaries to, change material financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vi)             shall not (A) amend any provision of the Company Articles or Company Bylaws or (B) permit any of its Subsidiaries to amend any provision of such Subsidiary’s articles of incorporation or bylaws or similar charter or organizational documents in a manner adverse to Parent or Merger Sub or as would reasonably be expected to have a Company Material Adverse Effect;

(vii)           except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries of the Company or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, take any action to cause to be exercisable any otherwise unexercisable Company Stock Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options or awards outstanding on the date hereof) or otherwise make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of the Company or any of its Subsidiaries or amend the terms of any securities of the Company or any of its Subsidiaries, other than issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options outstanding on the date hereof; provided, however, that the Company may grant, to newly hired employees of the Company or any of its Subsidiaries Company Stock Options or other equity-based awards (in the case of Company

Stock Options, with an exercise price equal to the fair market value of shares of Company Common Stock on the date of grant), so long as such grants are made under the Company Stock Plans in the ordinary course of business consistent with past practice;

(viii)                except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Common Stock from a holder of a Company Stock Option in satisfaction of withholding obligations or in payment of the exercise price or from a holder of Restricted Shares in satisfaction of withholding obligations upon the vesting of such shares;

(ix)              shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b)(ix), and (C) indebtedness for borrowed money pursuant to its Existing Credit Facilities;

(x)             except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its tangible properties or assets having a value in excess of $5,000,000, individually or in the aggregate, except (A) pursuant to existing agreements in effect before the execution of this Agreement and listed in the Company Disclosure Schedule, (B) for the sale of inventory in the ordinary course of business consistent with past practice, (C) that the Company may divest or close, in the aggregate, the following number of stores: (1) between the date hereof and March 31, 2014, five, (2) between the date hereof and June 30, 2014, six, and (3) between the date hereof and September 30, 2014, seven, or (D) with respect to the matters set forth on Section 5.1(b)(x) of the Company Disclosure Schedule;

(xi)           (A) enter into any new contract that would have been a Company Material Contract if it were entered into at or before the date hereof (other than (1) renewal or replacement of any existing Company Material Contract with a vendor or customer, the terms and conditions of which renewal or replacement Company Material Contract, in the aggregate, are at least as favorable to the Company as the existing Company Material Contract or are otherwise on market terms or (2) contracts entered into in connection with the making of capital expenditures permitted under Section 5.1(b)(xiii)) or terminate any Company Material Contract, (B) other than in the ordinary course of business, materially modify, amend or waive any material right under or renew any Company Material Contract, (C) enter into or extend the term or scope of any contract or agreement that purports to materially restrict the Company, or any of its Subsidiaries, from engaging or competing in any line of business or in any geographic area or (D) enter into any material contract or agreement that would be breached by, or require the consent of any other person in order to continue such contract or agreement in full force following, consummation of the transactions contemplated by this Agreement;

(xii)            shall not, and shall not permit any of its Subsidiaries to, acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire any entity, store, business or assets that constitute a business or division of any person, or all or a substantial portion of the assets of any person (or business or division thereof) other than as contemplated on Section 5.1(b)(xii) of the Company Disclosure Schedule;

(xiii)           shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure (excluding the joint venture investments described on Section 5.1(a) of the Company Disclosure Schedule and capital expenditures made in connection with acquisitions permitted under Section 5.1(b)(xii)) in excess of the amounts set forth on Section 5.1(b)(xiii) of the Company Disclosure Schedule, except that the Company may make additional capital expenditures in the amount of (A) $5,000,000 per store acquired in accordance with Section 5.1(b)(xii) (not including the cost of acquisition of such store) and (B) $10,000,000 in the aggregate above the amounts set forth on Section 5.1(b)(xiii) of the Company Disclosure Schedule over the course of fiscal years 2013 and 2014 combined;

(xiv)         shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xv)        shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof;

(xvi)           shall not, and shall not permit any of its Subsidiaries to, settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (B) any shareholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, in each case, other than settlements that involve the payment of monetary damages by the Company not in excess of the amounts set forth in Section 5.1(b)(xvi) of the Company Disclosure Schedule and, in each case, without the imposition of equitable relief on, or the admission of wrongdoing by, the Company, any of its Subsidiaries or any of its officers or directors;

(xvii)           shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any material annual Tax accounting period, adopt or change any material method of Tax accounting or file any material amended Tax Returns, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; except, in each case, (x) as may be required by applicable Law, (y) with respect to such Tax claims, audits, obligations or other matters for which reserves that are adequate under GAAP have been made or (z) where such action or omission would not be reasonably expected to have the effect of materially increasing the Tax liability or materially decreasing any Tax asset of the Company or any of its Subsidiaries; and

(xviii)         shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.2              Conduct of Business of Parent and Merger Sub. Between the date hereof and the Effective Time, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement (including to delay in any material respect the obtainment of any approval required under antitrust Law).

5.3              Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement. The Company (i) shall provide Parent with a reasonable opportunity to review and comment on a draft of the Proxy Statement before the Proxy Statement is filed with the SEC and (ii) shall consider in good faith including in the Proxy Statement all comments reasonably proposed by Parent in respect of the Proxy Statement. The Company shall respond to any comments of the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any written comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and, upon the request of Parent, shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company (i) shall provide Parent with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC with respect to any filings of the Proxy Statement, (ii) shall consider in good faith including in such responses all comments reasonably proposed by Parent in respect of the filings and (iii) shall provide Parent and its counsel a reasonable opportunity to participate in any material discussions or meetings with the SEC or its staff with respect to such filings to the extent permitted by the SEC. The Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.3 to comply in all material respects with all applicable requirements of Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.

5.4              Shareholder Approval.

(a)    The Company shall call a meeting of its shareholders to be held as soon as reasonably practicable after the mailing of the Proxy Statement for the purpose of obtaining the Requisite Shareholder Approval (including any meeting that occurs after any adjournment or postponement, the “Company Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Company Board shall use its reasonable best efforts to obtain from its shareholders the Requisite Shareholder Approval, including by recommending that its shareholders vote in favor of this Agreement, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement.

(b)   Each of Parent, Merger Sub and the Company shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with any other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

5.5              Access to Information; Confidentiality.

(a)    Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information and the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other Representatives of Parent, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or other federal or state Laws (other than reports or documents that the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information (x) where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any Law, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement or (y) regarding an Acquisition Proposal that is not required to be disclosed to the other Party pursuant to Section 5.6. The Company shall make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    All information and materials provided by the Company pursuant to or in connection with this Agreement or the transactions contemplated hereby shall be subject to the provisions of the confidentiality letter agreement entered into between the Company and Parent dated March 12, 2013 (the “Confidentiality Agreement”).

5.6              Non-Solicitation.

(a)    Except as expressly permitted by Section 5.6(b):

(i)                  the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to immediately cease any existing solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Acquisition Proposals or any proposal reasonably likely to result in an Acquisition Proposal (and the Company shall request that all copies of all nonpublic information it or its Subsidiaries or their respective Representatives have distributed or made available since the date hereof to persons in connection with their consideration of any Acquisition Proposal, be promptly destroyed or returned to the Company (subject to the exceptions set forth in any applicable confidentiality agreement)) and cause any physical or virtual data room to no longer be accessible to or by any person other than Parent and its Affiliates; and

(ii)                from the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 7.1, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (A) initiate, solicit or knowingly encourage, facilitate or assist the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or provide any nonpublic information or data to any person relating to the Company or any of its Subsidiaries, or afford to any such person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries, (C) enter into any other acquisition agreement, merger agreement or similar definitive agreement, letter of intent or agreement in principle with respect thereto or any other agreement relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”) or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, other than, in each case, to request information from the person making any such proposal or offer for the sole purpose of the Company Board or any committee thereof informing itself about the proposal or offer that has been made and the person that made it or to notify any person of the Company’s obligations under this Section 5.6.

(b)   From and after the date of this Agreement, the Company shall promptly notify Parent orally (and then in writing within 48 hours) after it or any of its Subsidiaries has received any request for discussions or negotiations, any request for access to the properties or books and records of the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries or any of their respective Representatives is or has become aware, or any request for information relating to the Company or any of its Subsidiaries, in each case, in connection with an Acquisition Proposal or any proposal or offer relating to or constituting an Acquisition Proposal or a potential Acquisition Proposal or any amendments to the financial or material terms of the foregoing. Such notice to Parent shall indicate the identity of the person making such proposal or request and the material terms and conditions of such proposal, if any. The Company shall keep Parent reasonably informed on a current basis (and in any event within 48 hours) of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal or any change to the financial or material terms of any such Acquisition Proposal, including by providing a copy, if applicable, of any written requests, proposals or offers, including proposed agreements, regarding any such Acquisition Proposal within 24 hours after the receipt thereof. Notwithstanding Section 5.6(a) but subject to complying with Section 5.6(a), if, before the time the Requisite Shareholder Approval is obtained, the Company receives an Acquisition Proposal from any person that did not result from a breach of any provision of this Section 5.6 and that the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal:

(i)                  the Company and its Representatives may provide access and nonpublic information with regard to the Company and its Subsidiaries in response to a request therefor by such person if the Company receives from such person (or has received from such person) an executed Acceptable Confidentiality Agreement (a copy of which the Company shall promptly (but in any event, within 48 hours) provide to Parent following execution thereof), provided, that the Company shall promptly (but in any event, within 48 hours) make available to Parent any nonpublic information concerning the Company or its Subsidiaries that is provided to any person given such access that was not previously made available to Parent, and

(ii)                the Company and its Representatives may engage or participate in any discussions or negotiations with such person.

(c)    Except as set forth in this Section 5.6(c), neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, change, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify), in any manner adverse to Parent, the recommendation of the Company Board with respect to the Merger (the “Company Recommendation”), make any public statement in connection with the Company Recommendation or in reference to an Acquisition Proposal that is inconsistent with the Company Recommendation and in any manner adverse to Parent, or fail to include the Company Recommendation in the Proxy Statement, or adopt, approve or recommend or otherwise declare advisable (publicly or otherwise), or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, or cause or permit the Company to enter into any Alternative Acquisition Agreement, or fail to make or reaffirm the Company Recommendation within five Business Days following Parent’s written request to do so following receipt of an Acquisition Proposal, provided, that Parent may only make such request once per Acquisition Proposal (any of the foregoing, a “Change of Recommendation”). Notwithstanding anything to the contrary set forth in this Agreement, before the time the Requisite Shareholder Approval is obtained, the Company Board or any committee thereof may effect a Change of Recommendation and terminate this Agreement pursuant to Section 7.1(f) and enter into an Alternative Acquisition Agreement, if the Company receives an Acquisition Proposal that is a binding, written offer capable of acceptance that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal, provided, that, the Company may effect a Change of Recommendation and terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal if:

(i)                  the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that failure to take such action would be inconsistent with its fiduciary obligations under applicable Law and the Company shall have complied with its obligations under this Section 5.6;

(ii)                the Company has provided prior written notice to Parent, at least five Business Days in advance of making such Change of Recommendation or such termination (such period, the “Negotiation Period”), advising Parent of the intention to effect a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(f), which notice shall include the basis for the Change of Recommendation or termination and the identity of the party making such Superior Proposal and the material terms thereof and include copies of the final forms of all material relevant documents relating to such Superior Proposal;

(iii)               during the Negotiation Period, the Company has negotiated, and has caused its Representatives to negotiate, with Parent and Merger Sub in good faith with respect to any changes to the terms and conditions of this Agreement or the transactions contemplated hereby proposed by Parent and Merger Sub (or as to other proposals made by Parent); and

(iv)              after so negotiating with Parent and Merger Sub during the Negotiation Period, the Company Board has considered in good faith any and all changes to this Agreement and the transactions contemplated hereby offered by Parent (or other proposals made by Parent), and has determined, after consultation with its financial advisors and outside legal counsel, that such Superior Proposal would continue to constitute a Superior Proposal even if such changes or other proposals were to be given effect, provided, that, if any material amendment or revision is made to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent with respect to each successive such amendment or revision and to comply with the requirements of this Section 5.6 (including Section 5.6(d)) with respect to such new written notice and a new Negotiation Period shall recommence.

(d)   Nothing contained in this Section 5.6 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders any position or information contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, and to the extent referred to therein, Item 1012(a) of Regulation M-A under the Exchange Act with respect to an Acquisition Proposal, or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that has the substantive effect of withholding, withdrawing, modifying or qualifying in any manner adverse to the Company Recommendation shall be deemed for all purposes of this Agreement to be a Change of Recommendation unless the Company Board expressly publicly reaffirms the Company Recommendation within three Business Days following any written request by Parent.

(e)    No Change of Recommendation shall change the approval of the Company Board for purposes of Section 55-11-01 of the NCBCA or any Takeover Statute.

(f)     The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.6 by any Representatives of the Company or any Subsidiary of the Company or their respective Representatives shall be deemed to be a breach of this Section 5.6 by the Company.

(g)    As used in this Agreement:

(i)                  “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except with regard to standstill provisions); provided, however, that an Acceptable Confidentiality Agreement shall not include any provision having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

(ii)                “Acquisition Proposal” means any bona fide proposal or offer relating to (A) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company (or any Subsidiary or

Subsidiaries of the Company whose business constitutes 25% or more of the net revenues, net income or assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole), (B) the acquisition of 25% or more of the outstanding shares of any class of capital stock of the Company or 25% or more of the voting power represented by the outstanding voting securities of the Company, (C) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition of 25% or more of the total voting power of the capital stock of the Company or 25% or more of the voting power represented by the outstanding voting securities of the Company, (D) the acquisition in any manner, directly or indirectly, of 25% or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries (or to which 25% or more of the Company’s revenues or earnings on a consolidated basis are attributable) including, for this purpose, the outstanding assets and equity interests of the Subsidiaries of the Company, (E) any transaction that would result in person obtaining the ability to elect a majority of the Company Board or (F) any other transaction having a similar effect to those described in clauses (A) through (E), and in each case other than the transactions between Parent, Merger Sub and the Company contemplated by this Agreement.

(iii)              “Superior Proposal” means a bona fide written Acquisition Proposal the terms of which the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into consideration all relevant factors, among other things, all of the terms and conditions of such Acquisition Proposal and this Agreement (in each case taking into account any changes to this Agreement or the transactions contemplated hereby (or any other proposals) made or proposed in writing by Parent before the time of determination), including financing, regulatory approvals, break-up fee, expense reimbursement provisions, conditions to consummation and financing terms, (A) is reasonably likely to be consummated in accordance with its terms and (B) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account the expected timing and risk and likelihood of consummation and including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal under Section 5.6(d) or otherwise); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

5.7              Efforts.

(a)    Each of the Parties shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable to obtain all necessary actions or nonactions, waivers, consents, clearances, approvals, or expirations or terminations of waiting periods as may be required by any Law or Governmental Entity.

(b)   Parent and the Company shall as soon as reasonably practicable after the date hereof, file (or cause to be filed) any and all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Entity necessary to consummate the transactions contemplated by this Agreement, including all required Notification and Report Forms under the HSR Act with respect to the Merger. Parent and the Company will use reasonable best efforts to facilitate obtaining any final order or orders approving such transactions, consistent with this Agreement and/or to remove any impediment to the consummation of the transactions contemplated hereby. Parent and the Company will use reasonable best efforts to furnish all information in connection with the approvals of or filings with any Governmental Entity and will promptly cooperate with and furnish information in connection with any such requirements imposed upon Parent or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby. Parent and the Company shall request early termination of any applicable waiting period under the HSR Act, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act (the “HSR Clearance”), and shall supply to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) or the United States Federal Trade Commission (“FTC”) as promptly as reasonably practicable any additional information or documents that may be requested pursuant to any Law or by the Antitrust Division or the FTC.

(c)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.7, each of Parent and the Company shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, Injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date.

(d)   In furtherance and not limitation of the covenants of the Parties contained in this Section 5.7, Parent shall use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date).

(e)    Parent and the Company shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions and any other material actions pursuant to this Section 5.7, and, subject to applicable legal limitations and the instructions of any Governmental Entity, Parent and the Company shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other material communications received by Parent and the Company, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, Parent and the Company shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the businesses of Parent, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Parent and the Company agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(f)    For purposes of this Section 5.7, “reasonable best efforts” shall include Parent proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of assets of Parent or the Company and otherwise taking or committing to take actions that after the Closing would limit Parent’s freedom of action with respect to, or its ability to operate and/or retain, assets of Parent or the Company; provided, however, that nothing in this Agreement will require, or be deemed to require, Parent to take any action described in this Section 5.7(f) that would reasonably be expected to result in a “Material Adverse Effect on the Transaction.” “Material Adverse Effect on the Transaction” means a material reduction in the reasonably anticipated economic benefits to Parent of the transactions contemplated by this Agreement measured over a commercially reasonable period.

(g)    Except as otherwise permitted under this Agreement, neither Parent nor Company shall (and shall cause its Subsidiaries and Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.

5.8              Public Disclosure. Except as may be required by Law or New York Stock Exchange rules, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Each of Parent, Merger Sub and the Company shall each use its reasonable best efforts to consult with the other Parties before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement (including if such public statement is required by applicable Law or New York Stock Exchange rules). The restrictions set forth in this Section 5.8 shall not apply to any communication made by the Company regarding an Acquisition Proposal or the withholding, withdrawal or modification of the approval or Company Recommendation with respect to the transactions contemplated by this Agreement.

5.9              Employees; Benefit Plans.

(a)    For a period of 18 months following the Closing Date (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, provide to each individual who, immediately before the Effective Time is an employee (including individuals who are on a leave of absence but whose employment has not terminated) of the Company or any of its Subsidiaries (each, a “Covered Employee”), while employed by Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates after the Closing Date, (i) no less than the same base salary or hourly wage rate provided to such Covered Employee immediately before the Effective Time, (ii) no less than the same short-term (annual or more frequent) bonus or commission opportunity provided to such Covered Employee immediately before the Effective Time and (iii) other compensation and benefits (excluding equity and equity-based awards) that are no less favorable for all Covered Employees in the aggregate as those provided to such Covered Employees in the aggregate under the Company’s and its Subsidiaries’ compensation and benefit plans, programs, policies, agreements and arrangements in effect immediately before the Effective Time. Notwithstanding anything to the contrary set forth herein, after the Effective Time, nothing herein shall preclude the Surviving Corporation or any of its Subsidiaries from terminating the employment of any Covered Employee.

(b)    Parent shall, or shall cause the Surviving Corporation and each of their respective Subsidiaries and Affiliates to, honor all Company Benefit Plans (including for the avoidance of doubt all severance, change-in-control and similar plans and agreements) in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such Company Benefit Plans to the extent not in violation of any requirements hereunder; provided, however, that nothing herein shall prevent the amendment or termination of any specific plan, program, policy, agreement or arrangement, or interfere with Parent’s, the Surviving Corporation’s or any of their respective Subsidiaries’ or Affiliates’ rights or obligations to make such changes as are necessary to comply with applicable Law. Parent acknowledges and agrees that the consummation of the Merger will constitute a “Change in Control” under the Company Benefit Plans and agreements listed in Section 5.9(b) (Change-in-Control and Severance Agreements) of the Company Disclosure Schedule. During the Continuation Period, Parent shall provide each Covered Employee who suffers a termination of employment under circumstances that would have given the Covered Employee a right to severance payments and benefits under the Company’s severance policy in effect immediately before the Effective Time or, if applicable, under the other severance arrangements under which the Covered Employee would have received severance payments and benefits before the Effective Time and identified on Section 5.9(c) of the Company Disclosure Schedule (the “Company Severance Plan”) with severance payments and benefits no less favorable than those that would have been provided to such Covered Employee under the Company Severance Plan (subject to applicable eligibility conditions).

(c)   For all purposes under (i) all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates providing benefits to any Covered Employee after the Effective Time, other than the Company Benefit Plans (the “New Plans”), each Covered Employee shall receive full credit for all purposes (including eligibility, vesting and benefit accrual but not for benefit accrual purposes under any New Plan that is a defined benefit plan) for such Covered Employee’s years of service with the Company and its Subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Benefit Plan, or with respect to any New Plan for which there is no similar or comparable Company Benefit Plan, to the same extent as such service would be recognized if it had been performed as an employee of Parent, the Surviving Corporation or  their respective Subsidiaries and Affiliates (in each case except to the extent such credit would result in a duplication of benefits) and (ii) the Company Benefit Plans, each Covered Employee shall receive full credit for all purposes (including eligibility, vesting and benefit accrual) for such Covered Employee’s years of service with the Company and its Subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service), to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under such Company Benefit Plan (in each case except to the extent such credit would result in a duplication of benefits).  In addition, where applicable, and without limiting the generality of the foregoing: (i) at the Effective Time, each Covered Employee immediately shall be eligible to participate, without any waiting time, in each New Plan applicable to the Covered Employees as of the Effective Time to the extent such waiting time was satisfied under a similar or comparable Company Benefit Plan in which such Covered Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) Parent shall cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan applicable to the Covered Employees at the Effective Time to be waived or satisfied for such Covered Employee and his or her covered dependents to the extent waived or satisfied under a similar or comparable Old Plan as of the Effective Time; (iii) Parent shall cause all eligible expenses incurred by each Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Covered Employee’s participation in the New Plan begins (if such date is within 18 months after the Closing Date) to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employees and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) in all cases, all amounts contributed as of the Closing Date by any Covered Employee to any Old Plan that is a Code Section 125 cafeteria plan or health savings account arrangement shall remain credited to such Covered Employee’s account under the applicable plan or arrangement following the Closing Date, subject to the terms and conditions of the applicable plan or arrangement.

(d)     With respect to any accrued but unused vacation or paid time off to which any Covered Employee is entitled pursuant to the vacation or paid time off policy applicable to such Covered Employee immediately before the Effective Time (the “Vacation Policy”), Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, (i) allow such Covered Employee to use such accrued vacation or paid time off (subject to the terms of the applicable vacation plan or policy, including any maximums that may prohibit the Covered Employee from accruing any new vacation or paid time off until such prior time is used) and (ii) if any Covered Employee’s employment terminates during the Continuation Period under circumstances entitling the Covered Employee to severance pay under the Company Severance Plan, pay the Covered Employee, in cash, an amount equal to the value of the accrued vacation or paid time off.

(e)    Prior to the Closing but only after receipt of the Requisite Shareholder Approval and the satisfaction of the condition to closing set forth in Section 6.1(c) (but earlier upon mutual agreement of the Parties), the Company shall cooperate with Parent’s reasonable requests to (i) arrange and conduct for employees of the Company, an open enrollment period for any New Plans and employee orientation sessions (with such sessions to be held at times reasonably agreed to by Parent and the Company), and (ii) meet with employees of the Company (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by Parent and the Company.

(f)    Nothing in this Section 5.9, whether express or implied, shall confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of

their respective Subsidiaries or Affiliates, any rights (including for sake of clarity, any third party beneficiary rights) or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.9. No provision of this Section 5.9 is intended to modify, amend or create any employee benefit plan of the Company, Parent, Surviving Corporation or any of their respective Subsidiaries or Affiliates.

(g)     With respect to awards of Restricted Shares that the Company would have granted on or after October 1, 2013, in the ordinary course of business in the absence of the restrictions contained in Section 5.1(b) of this Agreement:

(i)                  The Compensation Committee of the Company Board shall make in the ordinary course the determinations of time-vesting awards and the performance-vesting awards it would grant to employees of the Company for fiscal year 2014 (each such award, a “Company Contingent Award”); provided, that such Company Contingent Awards (A) may not exceed 245,000 shares of Company Common Stock in the aggregate and (B) must be distributed among the different levels of employees of the Company and its Subsidiaries approximately in the same proportions as awards of Restricted Shares have been distributed among the different levels of employees of the Company in the last three fiscal years; and

(ii)                Within five (5) Business Days after the Closing Date, Parent shall cause to be granted to any Covered Employee that continues to be employed by Parent or any of its Subsidiaries on the date of grant an award of restricted shares of Parent common stock (each, a “Parent Award”) equal to the product of (A) the number of shares of Company Common Stock subject to the Company Contingent Award for such Covered Employee, multiplied by the quotient of (I) the closing price of a share of Company Common Stock on the New York Stock Exchange on the last trading day prior to the Closing Date, divided by (II) the average of the closing prices of a share of Parent common stock on the New York Stock Exchange for the ten trading days prior to the Closing Date, rounded up to the nearest whole share of Parent common stock; provided, that (aa) the vesting period for such Parent Awards shall, for each Covered Employee, be the same as the vesting period applicable to restricted stock awards made to similarly situated employees of the Parent or its Subsidiaries and in any event shall not provide for less favorable vesting provisions than equal annual installment vesting beginning on the first anniversary of the grant date over a period not longer than five years and (bb) such Parent Awards shall be subject to the standard terms and conditions and documentation applicable to restricted stock awards granted by Parent to employees of Parent or its Subsidiaries.

5.10          Indemnification; Directors’ and Officers’ Insurance.

(a)    In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their reasonable best efforts to defend against and respond thereto. All rights to indemnification, including advancement of expenses, and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in any applicable articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 5.10(a) of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

(b)    From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).

(c)   Parent shall cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately before the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policies maintained by the Company or its Subsidiaries (provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 300% of the annual premiums currently paid by the Company or its Subsidiaries for such insurance (the “Insurance Amount”), and provided, further, that if Parent or the Surviving Corporation is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent and the Surviving Corporation shall obtain as much comparable insurance as is available for the Insurance Amount. At the Company’s option, the Company may purchase before the Effective Time, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring at or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the annual premium therefor would not be in excess of 300% of the last annual premium paid before the Effective Time. If such prepaid “tail policy” has been obtained by the Company before the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)     The Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.10 in connection with their enforcement of their rights provided in this Section 5.10.

(e)    Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 5.10 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives. The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 5.10 and their heirs and Representatives, without the prior written consent of such affected Indemnified Party or other person.

(f)    If the Surviving Corporation or Parent or any of their successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, the Surviving Corporation or Parent, as the case may be, shall make or cause to be made, proper provisions so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall assume all of the obligations of the Surviving Corporation or Parent, as the case may be set forth in this Section 5.10.

(g)      Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not before or in substitution for any such claims under such policies.

(h)     The provisions of this Section 5.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives.

5.11              Notice of Certain Events. Each of Parent, Merger Sub and the Company shall promptly advise the other of any change or event (a) having or reasonably expected to have a

Company Material Adverse Effect or Parent Material Adverse Effect on it, as the case may be, or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that, notwithstanding the above, the delivery of any notice pursuant to this Section 5.11 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice or the conditions to such Party’s obligation to consummate the Merger.

5.12              Stock Exchange Delisting; Exchange Act Deregistration. Before the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange and SEC to enable the delisting by the Surviving Corporation of the Common Stock from the New York Stock Exchange and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

5.13              Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations before the Effective Time. Before the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.14              Section 16 Matters. Before the Effective Time, the Parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Company agrees to promptly furnish to Parent all requisite information necessary for Parent to take the actions contemplated by this Section 5.14.

5.15              Financing Cooperation. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent that is necessary in connection with obtaining financing in connection with the Merger (so long as such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (a) furnishing Parent and Merger Sub such financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (b) participating in a reasonable number of meetings, due diligence sessions, drafting sessions and sessions with rating agencies in connection with obtaining financing in connection with the Merger, (c) assisting Parent in the preparation of customary offering memoranda, bank information memoranda, authorization letters, confirmations and undertakings, rating agency presentations and lender presentations relating to obtaining financing in connection with the Merger, (d) providing and executing such customary documents as may be reasonably requested by Parent related to financing in connection with the Merger, (e) using reasonable best efforts to satisfy the conditions precedent set forth in any definitive documentation relating to financing in connection with the Merger to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company, (f) using reasonable best efforts to cooperate with the financing sources’ due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the business of the Company and (g) using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent and customary for such financings, including issuing any customary representations letters to KPMG LLP. Anything in this Section 5.15 to the contrary notwithstanding, until the Effective Time occurs, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, as the case may be, shall (i) be required to pay any commitment or other similar fee, (ii) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the financing in connection with the transactions contemplated by this Agreement, (iii) unless promptly reimbursed by Parent, be required to incur any other expenses in connection with such financing or (iv) be required to take any action in his/her capacity as a director of the Company or any of its Subsidiaries with respect to such financing. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, this Section 5.15, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of Parent’s financing and any information used in connection therewith (other than information provided by the Company or any of its Subsidiaries) and all other actions taken by the Company, its Subsidiaries and their respective Representatives pursuant to this Section 5.15.

ARTICLE VI
CONDITIONS PRECEDENT

6.1              Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a)  Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b)  No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger, or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any other transactions contemplated by this Agreement.

(c)  Regulatory Approvals. (i) The applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated and any Agreement with any Governmental Entity not to close the Merger shall have expired or been terminated and (ii) other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would be reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not be reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

6.2              Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Parent and Merger Sub, at or before the Effective Time, of the following conditions:

(a)    Representations and Warranties.

(i)                  The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in the second and third sentences of Section 3.2(a), the first sentence of Section 3.2(c), Section 3.2(f), the second and third sentences of Section 3.3(b), the first sentence of Section 3.11(a), Section 3.19 and Section 3.20) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(ii)                The representations and warranties of the Company set forth in the second and third sentences of Section 3.2(a), the first sentence of Section 3.2(c), Section 3.2(f), the second and third sentences of Section 3.3(b), the first sentence of Section 3.11(a), Section 3.19 and Section 3.20 shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that, in the aggregate, are not material.

(b)   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time.

(c)    Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, certifying to the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).

(d)   No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

6.3              Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or before the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

(b)   Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or before the Closing Date.

(c)    Officer’s Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of Parent and Merger Sub by the respective chief executive officer or the chief financial officer of Parent and Merger Sub, certifying to the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b).

6.4              Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement or breach of the requirement to use efforts in accordance with Section 5.4(b).

ARTICLE VII
TERMINATION AND AMENDMENT

7.1              Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a)    Mutual Consent. By mutual written consent of the Company and Parent;

(b)   Delay. By either the Company or Parent, if the Merger shall not have been consummated on or before March 31, 2014 (the “End Date”); provided, however, that if on March 31, 2014 any of the conditions to Closing set forth in Section 6.1(b) or 6.1(c) shall not have been satisfied or duly waived by the Party or Parties entitled to the benefit of such condition but all other conditions to Closing set forth in Article VI shall have been satisfied (other than those conditions that by their nature cannot be satisfied until the Closing Date, but which would be capable of being satisfied if the Closing Date occurred on the End Date) or waived, then the End Date shall be automatically extended without further action of the Parties to (and including) June 30, 2014; provided, further, that if on June 30, 2014 any of the conditions to Closing set forth in Section 6.1(b) or 6.1(c) shall not have been satisfied or duly waived by the Party or Parties entitled to the benefit of such condition but all other conditions to Closing set forth in

Article VI shall have been satisfied (other than those conditions that by their nature cannot be satisfied until the Closing Date, but which would be capable of being satisfied if the Closing Date occurred on the End Date) or waived, then the End Date shall, at the option of the Company or Parent (exercised by written notice to the other Parties) be extended to (and including) September 30, 2014 (and, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the End Date (as extended, if applicable));

(c)   No Regulatory Approval. By either Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in such order, decree, ruling or other action);

(d)    Failure of Shareholder Approval. By either Parent or the Company, if there is a vote of the shareholders of the Company, and the Requisite Shareholder Approval has not been obtained, unless the provisions of Section 7.1(e) shall apply;

(e)     Failure to Recommend by the Company. By Parent, if the Company Board shall have (i) failed to recommend in the Proxy Statement, without modification or qualification, the approval and adoption of this Agreement, (ii) in a manner adverse to Parent, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Company Board of this Agreement and/or the Merger to the Company’s shareholders, (B) taken any public action or made any public statement in connection with the Company Shareholder Meeting inconsistent with such recommendation or (C) recommended any Acquisition Proposal, whether or not permitted by the terms hereof, or (iii) failed to publicly reaffirm its recommendation of this Agreement in accordance with Section 5.6 (provided, that any right to terminate this Agreement pursuant to Sections 7.1(e)(i), (e)(ii) or (e)(iii) shall expire at 5:00 p.m. Eastern Time on the fifth Business Day after the date on which such termination right first arose);

(f)    Acceptance of Superior Proposal. By the Company, if the Company has received a Superior Proposal and the Company Board has made a determination to accept such Superior Proposal;

(g)    Company Breach. By Parent, if there has been a breach or inaccuracy in any representation or warranty of the Company or a failure to perform a covenant or agreement on the part of the Company set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 6.2(a) or 6.2(b) not to be satisfied and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Company of written notice of such breach, inaccuracy or failure to perform from Parent (or, if earlier, the End Date);

(h)      Parent or Merger Sub Breach. By the Company, if there has been a breach or inaccuracy in any representation or warranty of Parent or Merger Sub or a failure to perform a covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by Parent of written notice of such breach, inaccuracy or failure to perform from the Company (or, if earlier, the End Date); or

(i)     Parent Failure to Consummate. By the Company, if (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Company has notified Parent in writing that the Company is ready and willing to consummate the transactions contemplated by this Agreement (subject to the satisfaction of all of the conditions set forth in Sections 6.1 and 6.3) and (iii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within three Business Days following the Company’s delivery of such notice (for the avoidance of doubt, it being understood that in accordance with the proviso to Section 7.1(b), during such period of three Business Days following delivery of such notice, Parent shall not be entitled to terminate this Agreement pursuant to Section 7.1(b)).

The Party desiring to terminate this Agreement pursuant to any clause of this Section 7.1 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

7.2              Effect of Termination. If either the Company or Parent terminates this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 5.5(b), 7.2, 7.3, 7.4, 7.5 and Article VIII shall survive any termination of this Agreement and (ii) neither the Company nor Parent shall be relieved or released from liability for willful breach of this Agreement or for fraud under applicable Law. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 8.10 in lieu of terminating this Agreement pursuant to Section 7.1.

7.3              Fees and Expenses.

(a)    Except as set forth in this Section 7.3, and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b)   The Company shall pay to Parent a termination fee in the amount of Seventy-Five Million Dollars ($75,000,000) (the “Company Termination Fee”) in immediately available funds if:

(i)                  (A) this Agreement is terminated by Parent pursuant to Section 7.1(b), 7.1(d) or 7.1(g); and (B)(1) before such termination, an Acquisition Proposal with respect to the Company was commenced, received by the Company, publicly proposed or publicly disclosed; and (2) within 12 months after such termination, the Company enters into a definitive written agreement relating to an Acquisition Proposal or consummates a transaction contemplated by an Acquisition Proposal; provided, that for purposes of clause (2) above the references to “25%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii)                The Company has terminated this Agreement pursuant to Section 7.1(f);

(iii)               Parent has terminated this Agreement pursuant to Section 7.1(e); or

(iv)              after receiving an Acquisition Proposal, (A) the Company Board does not take action to convene the Company Shareholder Meeting and (B) within 12 months after such receipt of such Acquisition Proposal, the Company enters into a definitive written agreement relating to an Acquisition Proposal or consummates a transaction contemplated by an Acquisition Proposal.

The Company Termination Fee must be paid no later than two Business Days following the event that triggers such payment described in Section 7.3(b)(i), (ii), (iii) or (iv). In the event that Parent shall receive full payment of the Company Termination Fee the receipt of such amount shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent, Merger Sub and their Affiliates against the Company and its Subsidiaries or any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, Representatives, general or limited partners, managers, management companies, members, shareholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, shareholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, “Company Related Parties”), and no Company Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by Parent, Merger Sub or any other Parent Related Parties in connection with this Agreement (and the termination hereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Parent Related Party shall be entitled to bring or maintain any other claim, action or proceeding against the Company, any of its Affiliates or any other Company Related Party arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination. For the avoidance of doubt (A) under no circumstances will Parent or Merger Sub be entitled to amounts in excess of the amount of the Company Termination Fee and (B) while Parent and Merger Sub may pursue both a grant of specific performance in accordance with Section 8.10 and the payment of the Company Termination Fee under Section 7.3(b), under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance that results in a Closing and any portion of the Company Termination Fee. The Parties acknowledge and agree that in no event shall the Company be required to pay the

Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)    Parent Termination Fee. Parent shall pay the Company a termination fee of Two Hundred Million Dollars ($200,000,000) (the “Regulatory Termination Fee”) if this Agreement is terminated as follows:

if (i) either Party shall terminate this Agreement pursuant to Section 7.1(b) or 7.1(c), (ii) as of the date of such termination the HSR Clearance shall not have occurred or any decree, judgment, injunction or other order (in each case that relates to antitrust Laws) that prevents, prohibits or delays the consummation of the transactions contemplated hereby exists or is in effect, (iii) immediately before such termination, the conditions set forth in Sections 6.1(a), 6.2(a), 6.2(b) and 6.2(d) shall have been satisfied and (iv) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement prior to such termination, then Parent shall pay the Regulatory Termination Fee to the Company by wire transfer of same-day funds within two Business Days following such termination. For the avoidance of doubt, Parent has an obligation to pay the Regulatory Termination Fee notwithstanding that a Governmental Entity has required that Parent and/or the Company (or any of their Subsidiaries) take one or more actions to obtain HSR Clearance that would, if taken, constitute a Material Adverse Effect on the Transaction.

In the event that the Company shall receive full payment of the Regulatory Termination Fee, the receipt of the Regulatory Termination Fee, together with any indemnification or reimbursement owed pursuant to Section 7.3(d), shall be deemed to be liquidated damages and the sole and exclusive remedy of the Company and its Subsidiaries and shareholders against Parent and Merger Sub and each of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, shareholders, Affiliates, Representatives or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, shareholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, (each, a “Parent Related Party,” and collectively, the “Parent Related Parties”) and no Parent Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Company or any other Company Related Party in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither the Company nor any other Company Related Party shall be entitled to bring or maintain any other claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination. For the avoidance of doubt (1) under no circumstances will the Company be entitled to amounts in excess of the amount of the Regulatory Termination Fee (and any payment pursuant to Section 7.3(d)) and (2) while the Company may pursue both a grant of specific performance in accordance with Section 8.10 and the payment of the Regulatory

Termination Fee under this Section 7.3, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and any portion of the Regulatory Termination Fee. The Parties acknowledge and agree that in no event shall Parent be required to pay the Regulatory Termination Fee on more than one occasion, whether or not the Regulatory Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)   The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, the Company or Parent, as the case may be, commences a suit that results in a judgment against the other Party for the payment set forth in this Section 7.3, such paying Party shall pay the other Party or Parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Other than an order of specific performance in accordance with Section 8.10, and the fees and expenses described in this Section 7.3, payment of the Regulatory Termination Fee or the Company Termination Fee, as applicable, shall constitute the sole and exclusive remedy of the Parties in connection with any termination of this Agreement.

7.4              Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement (other than as contemplated by this Agreement) that (a) alters or changes the amount or the form of the Merger Consideration to be delivered under this Agreement to the holders of Company Common Stock, if such alteration or change would adversely affect the holders of any security of the Company, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation, if such alteration or change would adversely affect the holders of any security of the Company, (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of the Company or (d) by applicable Law otherwise requiring the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.5              Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII
GENERAL PROVISIONS

8.1              Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 5.9 and 5.10 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

8.2              Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to the Company, to:

Harris Teeter Supermarkets, Inc.

701 Crestdale Road

Matthews, North Carolina 28105

Attention: John B. Woodlief, Executive Vice President and Chief Financial Officer

Facsimile: (704) 844-3112

with a copy to:

McGuireWoods LLP
201 North Tryon Street
Suite 3000
Charlotte, NC 28202
Attention: Harrison Marshall and Chris Scheurer
Facsimile: (704) 343-2300

and

(b) if to Parent or Merger Sub, to:

The Kroger Co.
1014 Vine Street
Cincinnati, OH  45202
Attention:  Mike Schlotman, Senior Vice President and Chief Financial Officer
Facsimile: (513) 762-4935

with a copy to:

Arnold & Porter llp
555 Twelfth Street, N.W.

Washington, D.C. 20004-1206
Attention: Steven Kaplan
Facsimile: (202) 942-5999

8.3              Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

8.4              Certain Definitions. For purposes of this Agreement,

(a)    “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.

(b)   “Existing Credit Facilities” means (i) that certain Amended and Restated Credit Agreement, dated as of January 30, 2012, by and among the Company, as borrower, Wells Fargo Bank, National Association, Branch Banking & Trust Company, JP Morgan Chase Bank, N.A., Farm Credit Bank of Texas, Fifth Third Bank, TD Bank N.A., Regions Bank, AgFirst Farm Credit Bank, CoBank, ACB, RBC Bank (USA), GreenStone Farm Credit Services, ACA/FLCA, AgStar Financial Services, PCA and Wells Fargo Bank, National Association, as administrative agent for the lenders thereunder, including any letters of credit or any other documents or instruments related thereto, (ii) the $50,000,000 7.55% Senior Series B Notes due July 15, 2017 and $50,000,000 7.72% Series B Senior Notes due April 15, 2017 under the Note Purchase and Private Shelf Agreement dated April 15, 1997 between the Company and The Prudential Insurance Company of America and (iii) in each case, any replacement thereof.

(c)    “knowledge” of any person that is not an individual means the actual knowledge, after reasonable investigation, of the individuals identified in Section 8.4(c) of the Company Disclosure Schedule.

(d)   “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns).

8.5              Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

8.6              Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

8.7              Governing Law; Jurisdiction.

(a)    North Carolina Law (without regard to any jurisdiction’s conflict-of-laws principles) exclusively governs all matters based upon, arising out of or relating in any way to this Agreement and all other written agreements, documents and certificates expressly required by this Agreement to be delivered to another Party on the date hereof or at or before the Closing (collectively, the “Transaction Documents”) and the transactions contemplated by the Transaction Documents, including all disputes, claims or causes of action arising out of or relating to this Agreement or any of the other Transaction Documents as well as the interpretation, construction, performance and enforcement of this Agreement or any of the other Transaction Documents.

(b)   The Parties agree that any suit, action or proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Charlotte, North Carolina. Each of the Parties submits to the exclusive jurisdiction of such courts in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that any such suit, action or proceeding will constitute a mandatory complex business case under Chapter 7A, Section 45.4 of the North Carolina General Statutes, as may be amended from time to time, and, if a Party initiates such a suit, action or proceeding in North Carolina state court, it must be brought in the North Carolina Business Court as a mandatory complex business case.

8.8              WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING, INCLUDING BUT NOT LIMITED TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9              Assignment; Third-Party Beneficiaries.

(a)    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the Parties and their respective successors and assigns.

(b)   Except (i) from and after the Effective Time, for the rights of holders of equity securities issued by the Company to receive the consideration set forth in Article II (with respect to which such holders shall be third-party beneficiaries) and (ii) as provided in Section 5.10 (with respect to which the Indemnified Parties shall be third-party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.5 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(c)    No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

(d)   The Company hereby acknowledges and agrees that no Financing Source has any liability or obligation, whether based in tort, contract or otherwise and whether arising at law or at equity, to the Company in connection with the transactions contemplated hereby or any financing in connection therewith. For purposes of this Agreement, “Financing Source” means each person that provides or commits to provide financing to Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement, and the respective Affiliates and Representatives of any such person. Without limiting the foregoing, Company agrees that it will not bring any action, suit or proceeding against any Financing Source in any way relating to this Agreement or the transactions contemplated hereby in any forum other than any state or federal court sitting in the Borough of Manhattan, City of New York and any appellate court from any thereof. The Financing Sources shall be third-party beneficiaries of this section and Section 8.8 and no amendment of this section or Section 8.8 shall be effective unless in writing and signed by each party to any debt commitment letter issued in connection with the transactions contemplated hereby.

8.10          Enforcement.

(a)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such person, and the exercise by a person of any one remedy will not preclude the exercise of any other remedy.

(b)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the Party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.11              Disclosure Schedules. The Company Disclosure Schedules and the Parent Disclosure Schedules shall each be arranged in Sections corresponding to the numbered Sections contained in this Agreement. The disclosure in any such Section, whether related to representations, warranties, covenants or agreements, shall qualify the corresponding Section of this Agreement. The disclosure in any Section of this Agreement in Article III or Article IV shall qualify each other Section in Article III or Article IV to the extent that it is reasonably apparent that such information is relevant to such other Sections. The inclusion of any information in the Company Disclosure Schedules or the Parent Disclosure Schedules, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Parent Material Adverse Effect, or is outside the ordinary course of business.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

THE KROGER CO.

By:	/S/ J. MICHAEL SCHLOTMAN
	Name:	J. Michael Schlotman
	Title:	Senior Vice President and Chief Financial Officer

HORNET ACQUISITION, INC.

By:	/S/ J. MICHAEL SCHLOTMAN
	Name:	J. Michael Schlotman
	Title:	Vice President

HARRIS TEETER SUPERMARKETS, INC.

By:	/S/ THOMAS W. DICKSON
	Name:	Thomas W. Dickson
	Title:	Chairman of the Board and Chief Executive Officer

Signature Page to Agreement and Plan of Merger